Exhibit 99.1
PRESS RELEASE
For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Marybeth Csaby/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1236 (Marybeth) /212-896-1206 (Rob)
dbronicki@ormat.com	mcsaby@kcsa.com/rfink@kcsa.com
ORMAT TECHNOLOGIES REPORTS FIRST QUARTER 2011 RESULTS
Total revenues — $97.8 million
RENO, Nevada, May 4, 2011 — Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter of 2011.
Quarterly highlights:
•	An 18% increase in total revenues year-over-year;
•	A 14% increase in electricity generation;
•	Continuing operational challenges in North Brawley resulting in quarterly loss;
•	Increase in Product Segment backlog;
•	Acquired lease rights on 8,000 acres and option to leases on 264,000 acres of privately held land.
Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “Total revenue increased 18.4% driven by strong results in both our Electricity and Product Segments. Facilities added in the past year and the performance of most of our plants translated into growth in generation and in revenue, which increased to $78.3 million. Excluding North Brawley, gross margin from this segment in the first quarter of 2011 would have been approximately 30%.
While generation from North Brawley continued to increase and recently demonstrated capacity of 33 MW, operating costs remain high, affecting profitability in the segment and masking the achievements of our other plants. We continue with our efforts to address the operational issues, reduce O&M costs and increase the generation of the power plant.
During the quarter, we had further success in our Product Segment entering into new contracts for the supply of geothermal power plants and other power generating units outside of the United States. Product Segment backlog increased to approximately $84 million and we expect that the backlog of this segment will continue to grow with additional opportunities from international markets.
To support future development, we entered into agreements that will allow us to explore and develop projects on large blocks of privately owned land in the Pacific Northwest, which are not subject to the same delays that we experience on federal lands. Work on our early and advanced-stage projects continued to progress and we expect to add up to 220 MW to our generating capacity by the end of 2013.”

Financial Summary
For the three months ended March 31, 2011, total revenues were $97.8 million, compared to $82.7 million in the first quarter of 2010. Electricity Segment revenues increased by 18.4% to $78.3 million, up from $66.1 million in the first quarter of 2010. Total generation increased by 14.2% and the average revenue rate of the Company’s Electricity Segment was $75 per MWh. Product Segment revenues increased by 18.1% to $19.6 million, up from $16.5 million in the first quarter of 2010.
For the quarter, the Company reported net loss of $9.0 million, or $0.20 per share (basic and diluted), compared to net income of $1.8 million, or $0.04 per share (basic and diluted), for the same period a year ago. The decrease is principally attributable to the North Brawley power plant which had a pre-tax loss of approximately $10.3 million.
Adjusted EBITDA for the first quarter of 2011 was $27.2 million, compared to $32.1 million in the same quarter last year. Adjusted EBITDA includes consolidated EBITDA and the Company’s share in the interest, taxes, depreciation and amortization related to its unconsolidated 50% interest in the Mammoth complex in California in the three months ended March 31, 2010. The reconciliation of GAAP net cash provided by operating activities to Adjusted EBITDA and additional cash flows information is set forth below.
As of March 31, 2011, cash, cash equivalents and marketable securities were $64.8 million. In addition, as of March 31, 2011, the Company has available committed lines of credit with commercial banks aggregating $402.5 million, of which $223.7 million is unused.
On May 4, 2011, Ormat’s Board of Directors approved the payment of a quarterly dividend of $0.04 per share pursuant to the Company’s dividend policy, which targets an annual payout ratio of at least 20% of the Company’s net income. The dividend will be paid on May 25, 2011 to shareholders of record as of the close of business on May 18, 2011. The Company expects to pay a dividend of $0.04 per share in the next two quarters.
Commenting on the outlook for 2011, Ms. Bronicki said, “We continue to expect 2011 Electricity Segment revenues to total $315 to $325 million; in the Product Segment we are updating our revenues guidance to $80 to $85 million.”
Conference Call Details
Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 A.M. EDT on Thursday, May 5, 2011. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat’s website.
The webcast will be available approximately 2 hours after the conclusion of the live call. A replay will be available from available from 1 p.m. EDT on May 5, 2011. Please call: (800) 642-1687 (U.S. and Canada) (706) 645-9291 (International) and enter the Reply code: 60633905.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has engineered and built power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1,300 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua — Momotombo.

Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
# # #

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three-Month Periods Ended March 31, 2011 and 2010
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(in thousands, except per share amounts)
Revenues:
Electricity	$78,268	$66,105
Product	19,552	16,549

Total revenues	97,820	82,654

Cost of revenues:
Electricity	65,937	54,523
Product	16,890	12,437

Total cost of revenues	82,827	66,960

Gross margin	14,993	15,694

Operating expenses:
Research and development expenses	2,207	3,267
Selling and marketing expenses	2,660	3,202
General and administrative expenses	7,007	7,020

Operating income	3,119	2,205

Other income (expense):
Interest income	135	197
Interest expense, net	(13,080)	(9,714)
Foreign currency translation and transaction gains	517	434
Income attributable to sale of tax benefits	2,139	2,139
Other non-operating expense, net	(797)	(359)

Income (loss) from continuing operations before income taxes and equity in income (losses) of investees	(7,967)	(5,098)

Income tax benefit (provision)	(586)	2,557
Equity in income (losses) of investees, net	(412)	546

Loss from continuing operations	(8,965)	(1,995)
Discontinued operations:
Income from discontinued operations, net of related tax	—	14
Gain on sale of a subsidiary in New Zealand, net of related tax	—	3,766

Net income (loss)	(8,965)	1,785
Net loss (income) attributable to noncontrolling interest	(10)	53

Net income (loss) attributable to the Company’s stockholders	$(8,975)	$1,838

Earnings (loss) per share attributable to the Company’s stockholders — basic and diluted:

Loss from continuing operations	$(0.20)	$(0.04)
Discontinued operations	—	0.08

Net income (loss)	$(0.20)	$0.04

Weighted average number of shares used in computation of earnings (loss) per share attributable to the Company’s stockholders:

Basic	45,431	45,431

Diluted	45,431	45,457

Ormat Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
As of March 31, 2011 and December 31, 2010
(Unaudited)

	March 31,	December 31,
	2011	2010
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$40,675	$82,815
Marketable securities	24,149	—
Restricted cash, cash equivalents and marketable securities	54,828	23,309
Receivables:
Trade	70,491	54,495
Related entities	332	303
Other	6,544	8,173
Due from Parent	503	272
Inventories	14,554	12,538
Costs and estimated earnings in excess of billings on uncompleted contracts	3,531	6,146
Deferred income taxes	1,582	1,674
Prepaid expenses and other	13,791	14,929

Total current assets	230,980	204,654
Long-term marketable securities	—	1,287
Restricted cash, cash equivalents and marketable securities	—	1,740
Unconsolidated investments	3,832	4,244
Deposits and other	22,086	21,353
Deferred income taxes	17,087	17,087
Deferred charges	37,294	37,571
Property, plant and equipment, net	1,426,485	1,425,467
Construction-in-process	296,930	270,634
Deferred financing and lease costs, net	19,774	19,017
Intangible assets	39,479	40,274

Total assets	$2,093,947	$2,043,328

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$76,743	$85,549
Billings in excess of costs and estimated earnings on uncompleted contracts	15,376	3,153
Current portion of long-term debt:
Limited and non-recourse	14,667	15,020
Full recourse	14,775	13,010
Senior secured notes (non-recourse)	20,990	20,990
Due to Parent, including current portion of notes payable to Parent	—	—

Total current liabilities	142,551	137,722
Long-term debt, net of current portion:
Limited and non-recourse	113,532	114,132
Full recourse:
Senior unsecured bonds	251,425	142,003
Other	80,920	84,166
Revolving credit lines with banks (full recourse)	118,500	189,466
Senior secured notes (non-recourse)	210,882	210,882
Liability associated with sale of tax benefits	83,894	66,587
Deferred lease income	70,324	71,264
Deferred income taxes	30,608	30,878
Liability for unrecognized tax benefits	4,294	5,431
Liabilities for severance pay	21,987	20,706
Asset retirement obligation	20,290	19,903
Other long-term liabilities	4,704	4,961

Total liabilities	1,153,911	1,098,101

Equity:
The Company’s stockholders’ equity:
Common stock	46	46
Additional paid-in capital	720,801	716,731
Retained earnings	210,046	221,311
Accumulated other comprehensive income	968	1,044

	931,861	939,132
Noncontrolling interest	8,175	6,095

Total equity	940,036	945,227

Total liabilities and equity	$2,093,947	$2,043,328

Ormat Technologies, Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA and Additional Cash Flows Information
For the Three-Month Periods Ended March 31, 2011 and 2010
(Unaudited)
We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA to include depreciation and amortization, interest and taxes attributable to our equity investments in the Mammoth complex. EBITDA and adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and adjusted EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA and adjusted EBITDA, for the three-month periods ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011	2010
	(in thousands)
Net cash provided by operating activities	$13,066	$48,240
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	12,296	9,021
Interest income	(135)	(197)
Income tax benefit	586	19
Adjustments to reconcile net income (loss) to net cash provided by operating activities (excluding depreciation and amortization)	1,339	(26,006)

EBITDA	27,152	31,077
Interest, taxes, depreciation and amortization attributable to the Company’s equity in Mammoth-Pacific L.P.	—	973

Adjusted EBITDA	$27,152	$32,050

Net cash used in investing activities	$(107,924)	$(64,981)

Net cash provided by financing activities	$52,718	$13,545

Depreciation and amortization	$23,370	$20,449